Exhibit 10.4
AMERICAN MEDICAL SYSTEMS, INC.
EXECUTIVE SEVERANCE PAY PLAN
Adopted February 12, 2010

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AMERICAN MEDICAL SYSTEMS, INC.
EXECUTIVE SEVERANCE PAY PLAN
TABLE OF CONTENTS

ARTICLE 1 General	6

1.1 Name	6
1.2 Purpose	6
1.3 Definitions	6

ARTICLE 2 Entitlement to Severance Pay	9

2.1 Eligible Terminations	9
2.2 Other Agreements	9
2.3 Release Required	9
2.4 Return of Property	9

ARTICLE 3 Amount of Severance Pay	9

3.1 Base Amount	9
3.2 COBRA Reimbursement	9
3.3 Premium Reimbursement Period	10
3.4 Reductions	10
3.5 Period of Payment.	11
3.6 Termination of Severance Pay	11
3.7 Death of Participant	11

ARTICLE 4 Administration	12

4.1 Administrator	12
4.2 Administrator’s Discretion	12

ARTICLE 5 Miscellaneous Provisions	12

5.1 Right to Amend or Terminate the Plan	12
5.2 Participation by Affiliate	12
5.3 No Benefit Accrues	12
5.4 Indemnification	13
5.5 Specialist’s Assistance	13
5.6 Benefits Claim Procedure	13
5.7 Governing Law	14
5.8 Disputes	14
5.9 Company Action	14
5.10 Status of Plan	14
5.11 No Assignment of Benefits	14
5.12 Withholding and Offsets	14
5.13 Other Benefits	15
5.14 No Employment Rights Created	15
5.15 Successors	15
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AMERICAN MEDICAL SYSTEMS, INC.
EXECUTIVE SEVERANCE PAY PLAN
This instrument sets forth the American Medical Systems, Inc. Executive Severance Pay Plan, the adoption of which has been authorized and directed by the Board of Directors of American Medical Systems Holdings, Inc., effective as of April 1, 2010. The provisions of this instrument will apply to any Qualified Employee who terminates employment with the Company and all Affiliates after April 1, 2010.
ARTICLE 1
General
     1.1 Name. The name of this Plan is the “American Medical Systems, Inc. Executive Severance Pay Plan.” Its purpose is to provide severance benefits to certain Qualified Employees whose employment is involuntarily terminated without Cause. Severance Pay is in addition to regular earned pay and benefits for accrued paid time off, if any, payable to Qualified Employees upon separation.
     1.2 Purpose. It is intended that payments under this Plan will be exempt from the requirements of Code section 409A by virtue of the short term deferral exception under Treas. Reg. Sec. 1.409A-1(b)(4) and/or the separation pay exception under Treas. Reg. Sec. 1. 409A-1(b)(9) and the Plan shall be construed and administered in a manner that is consistent with and gives effect to such intention. However, if Severance Pay payable to a Participant under this Plan is aggregated with severance pay payable under another severance pay plan or arrangement that must be treated as deferred compensation subject to the requirements of Code section 409A, then the Plan is intended to comply with the requirements of Code section 409A and the Plan shall be construed and administered in a manner that is consistent with and gives effect to such intention.
     1.3 Definitions. The terms listed in this section shall have the meanings given below.
Administrator. The Administrator is the person designated under the Plan to perform administrative duties on behalf of the Company or, as the context may require, the individual to whom specific administrative duties have been delegated.
Affiliate. An Affiliate is the Company or another member of a controlled group of corporations, within the meaning of Code section 414(b) or any trade or business that is under common control with the Company, within the meaning of Code section 414(c).
Base Pay. Base Pay means the Employee’s annual base salary in effect immediately prior to his or her Termination of Employment and will exclude any commissions, incentive pay, bonus or other addition to pay. Base Pay will be determined without regard to any amounts by which pay is voluntarily reduced pursuant to an election under Code section 125(a), 132(f)(4), 401(k) or under the AMS Nonfunded Deferred Compensation and Supplemental Savings Plan.
Board of Directors. Board of Directors means the Board of Directors of the Parent Company.
Cause. Cause means:
     (A) the Qualified Employee’s failure (except where due to a Disability), neglect or refusal to perform his or her duties which failure, neglect or refusal shall not have been corrected by the Qualified Employee within 30 days of receipt by the Qualified Employee of written notice from the Company of such failure, neglect or refusal, which notice shall specifically set forth the nature of said failure, neglect or refusal;

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     (B) any willful or intentional act of the Qualified Employee that has the effect of injuring the reputation or business of the Company or any Affiliate in any material respect
     (C) any continued or repeated absence from the Company, unless such absence is (i) approved or excused by the Board of Directors or (ii) is the result of the Qualified Employee’s illness, Disability or incapacity;
     (D) use of illegal drugs by the Qualified Employee;
     (E) use of alcohol in a manner that interferes with the Qualified Employee’s performance of his or her duties on behalf of the Company;
     (F) commission by the Qualified Employee of a felony crime, or commission of any criminal or unlawful activity of any nature or degree in the course of or in relation to the Qualified Employee’s employment;
     (G) the commission by the Qualified Employee of an act of fraud or embezzlement against the Company or any Affiliate; or
     (H) a violation of the Company’s Code of Conduct.
Change in Control. A Change in Control shall be as defined in the Parent Company’s 2005 Stock Incentive Plan, as may hereafter be amended in accordance with the terms of such plan.
Change in Control Severance Agreement. A Change in Control Severance Agreement means a Change in Control Severance Agreement between the Parent Company and a Qualified Employee under which the Qualified Employee is eligible to receive severance benefits in certain circumstances in connection with a termination of employment in connection with a Change in Control.
Code. Code means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any amendment of or successor to that provision and applicable Treasury regulations issued thereunder.
Company. The Company is American Medical Systems, Inc. or its successor.
Disability. A Disability means an illness, incapacity, or physical or mental disability that would entitle a Qualified Employee to receive disability benefits under the Company’s long-term disability plan, or if no such plan exists, an illness, incapacity, or physical or mental disability that prevents a Qualified Employee from performing the duties required of his or her position for an aggregate of 180 days (whether or not consecutive) during any twelve-month period.
Involuntary Termination of Employment. An Involuntary Termination of Employment means a Termination of Employment by a Participating Employer other than for “Cause.” An Involuntary Termination of Employment shall not include a Qualified Employee’s commencement of a leave of absence, including military service leave, or a Qualified Employee’s Termination of Employment by his or her resignation, retirement or death, or on account of his or her Disability.
Parent Company. Parent Company means American Medical Systems Holdings, Inc.
Participant. A Participant is a former Qualified Employee who is entitled to Severance Pay benefits under this Plan.

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Participating Employer. A Participating Employer is the Company and each other Affiliate or all of them collectively, as the context requires, and their respective successors. An Affiliate will cease to be a Participating Employer upon its ceasing to be an Affiliate. The Participating Employer with respect to any Qualified Employee is the Company or Affiliate that is responsible for paying the individual’s wages or salary.
Plan. The Plan is the American Medical Systems, Inc. Executive Severance Pay Plan set forth in this instrument as it may be amended from time to time.
Premium Reimbursement Period. The Premium Reimbursement Period is the period of time during which the Participant is entitled to receive cash reimbursement payments for COBRA continuation coverage, as described in Section 3.3.
Qualified Employee. A Qualified Employee is an employee of a Participating Employer who -
     (A) is paid under a U.S. domestic payroll of a Participating Employer;
     (B) is designated by the Board of Directors as an “executive officer” for purposes of Section 16 under the Securities Exchange Act of 1934, as amended; and
     (C) is not party to an agreement (other than a Change in Control Severance Agreement) that provides the employee with the right to receive severance pay upon the employee’s involuntary termination of employment.
Release. A Release is a written Separation Agreement and Release in a form prescribed by the Administrator and signed by the Qualified Employee, under which the Qualified Employee releases the Company and all Affiliates, and the directors, officers and employees of each of them, all employee benefit plans and all employee benefit plan fiduciaries from any and all claims the Qualified Employee may have against any of them. The Release will waive all claims the Qualified Employee may have under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (other than benefits payable following Termination of Employment), and such other statutes and rules of law as the Company may deem advisable.
Severance Pay. Severance Pay is an amount payable under the terms of this Plan.
Termination of Employment. Termination of Employment means a termination of the Qualified Employee’s employment relationship (both as an employee and independent contractor) with the Company and all Affiliates or such other change in the Qualified Employee’s employment relationship with the Company and all Affiliates that would be considered a “separation from service” under Section 409A of the Code. The Qualified Employee’s employment relationship will be treated as remaining intact while the Qualified Employee is on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Qualified Employee will return to perform services for the Company or an Affiliate) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Qualified Employee retains a right to reemployment by the Company or an Affiliate under applicable statute or by contract. In all cases, the Qualified Employee’s Termination of Employment must constitute a “separation from service” under Section 409A of the Code and any “separation from service” under Section 409A of the Code shall be treated as a Termination of Employment.

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ARTICLE 2
Entitlement to Severance Pay
     2.1 Eligible Terminations. Severance Pay will be paid, subject to the succeeding provisions of this Plan, only to a Qualified Employee who is subject to an Involuntary Termination of Employment by a Participating Employer.
     2.2 Other Agreements. No Severance Pay will be paid under this Plan in connection with a Qualified Employee’s Termination of Employment if that Participant is entitled to severance pay in connection with such Termination of Employment under a separate Change in Control Severance Agreement between the Parent Company and the Participant. This Plan supersedes and replaces any severance pay, salary continuation, benefit continuation or other payment or benefit that may otherwise be payable with respect to a Participant’s Termination of Employment under any policy or practice of the Company.
     2.3 Release Required. No Severance Pay will be paid to a Participant who fails to execute a Release in the form provided by the Company and deliver it to the Administrator within the period prescribed by the Administrator or who revokes his or her Release.
     2.4 Return of Property. No Severance Pay will be paid to a Participant prior to the date on which the Participant returns to his or her employer all property of the Company and any Affiliate he or she has in his or her possession or control including, but not limited to, employee identification cards, credit cards, phone cards, vehicles, equipment, documents and electronic storage media.
ARTICLE 3
Amount of Severance Pay
     3.1 Base Amount. Upon entitlement to Severance Pay and subject to the succeeding provisions of this section, the Participating Employer will make a lump-sum cash payment to the Participant in an amount equal to:
     (A) the Participant’s annual Base Pay (in effect as of the date of Termination of Employment); plus
     (B) a pro-rata portion of the Participant’s quarterly incentive bonus, based on the ratio of the number of days of employment completed through the date of Termination of Employment to the number of days in the performance period for the incentive bonus; plus
     (C) if the Participant is terminated on or after October 1, a pro-rata portion of the Participant’s annual incentive bonus, based on the ratio of the number of days of employment completed through the date of Termination of Employment to the number of days in the performance period for the incentive bonus.
     3.2 Reimbursement Payments. Subject to the succeeding provisions of this section:
     (A) If the Participant timely elects continued coverage under the Participating Employer’s group medical plan or group dental plan pursuant to section 4980B of the Code (“COBRA”) in accordance with ordinary plan practices and provides appropriate documentation of such payment as requested by the Administrator, then, for the Premium Reimbursement Period, the Participating Employer will reimburse the Participant each month during the Premium Reimbursement Period an amount equal to the difference between the amount the Participant pays for such COBRA continuation coverage each such

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month and the amount paid by a full-time active employee of the Participating Employer each such month for the same level of coverage elected by the Participant.
     (B) During each month of the Premium Reimbursement Period, the Participant shall be entitled to receive life insurance coverage substantially equivalent to the coverage Participant had on the day immediately prior to his or her Involuntary Termination of Employment, including coverage then in effect for the Participant’s spouse and dependents. Participant shall be required to pay no more for such life insurance than Participant paid as an active employee immediately before his or her Involuntary Termination of Employment. In order to continue life insurance coverage, Participant must timely elect continuation or the portability option available under the Company’s (or Affiliate’s) group life insurance policy or policies and pay the full premium for such coverage following his or her Involuntary Termination of Employment. The Company will reimburse the Participant at least quarterly for the amount by which such life insurance premium exceeds the amount the Participant paid for such coverage as an active employee immediately prior to his or her Involuntary Termination of Employment, and in all events reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the premium was incurred.
     (C) Other than the reimbursement payments described in this Section 3.2, the Participant’s coverage under any employee benefit plan of the Participating Employer is subject to the terms of such employee benefit plan and applicable law.
     3.3 Premium Reimbursement Period. The Participant’s Premium Reimbursement Period is the period that begins on the date of Termination of Employment and ends on the earlier of:
     (A) the last day of the 12th month that begins after the date of Termination of Employment;
     (B) the date on which the Participant first becomes eligible to participate as an employee in a plan of another employer providing group health and dental benefits to the Participant and the Participant’s eligible family members and dependents, which plan does not contain any exclusion or limitation with respect to any pre-existing condition of the Participant or any eligible family member or dependent who would otherwise be covered under the Company’s plan but for this Section 3.3(B).
     3.4 Reductions. Notwithstanding the foregoing provisions, the total amount of Severance Pay to which a Participant would otherwise be entitled under this Plan will be reduced by each of the following:
     (A) the full amount of any payments the Company or any Affiliate is required to make to the Participant under any provision of law on account of the termination of his or her employment including, but not limited to, any payments owed to the Participant under any individual severance, separation or employment agreement or pursuant to the Worker Adjustment and Retraining Notification Act, 21 U.S.C. §2101 et seq. (or a similar law of any state);
     (B) the full amount of any indebtedness of the Participant to the Company or any Affiliate including, but not limited to, unearned advances, credit card balances and paid time off in excess of time accrued; and
     (C) with respect to any Participant who terminated employment with the Company or an Affiliate and is rehired by the Company or an Affiliate, the full amount of Severance Pay paid to the Participant under this Plan or any individual severance, separation or employment agreement or pursuant to the Worker Adjustment and Retraining Notification Act, 21 U.S.C. §2101 et seq. (or a similar law of any state) within the two year period following such previous Termination of Employment.

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     3.5 Period of Payment.
     (A) No Severance Pay will paid to a Participant prior to the execution by such Participant of a Release and the expiration without rescission or revocation of all applicable rescission periods in the Release. The Administrator will provide a form of Release to the Participant not later than five (5) days following the Participant’s Termination of Employment, the Participant shall be provided not more than forty-five (45) days to return the executed Release to the Company and the Participant will be provided up to fifteen (15) days to rescind or revoke the Release. If the Severance Pay is subject to Code section 409A, then payment shall be made on the 65th day following the date of the Participant’s Termination of Employment.
     (B) The base amount of Severance Pay benefits pursuant to Section 3.1(A) will be paid in a single lump sum with the Participating Employer’s first regular payroll after the expiration, without rescission or revocation, of all applicable rescission periods in the Release.
     (C) The Severance Pay benefits payable with respect to the incentive bonus pursuant to Section 3.1(B) and (C), if any, will be paid at the same time the Participating Employer pays the incentive bonus to other participants in such incentive bonus plan.
     (D) The COBRA reimbursement benefits pursuant to Section 3.2 will be paid in cash within a reasonable time but in no event more than 60 days following the Participant’s monthly payment of the COBRA premium.
     (E) Notwithstanding the foregoing, if the Severance Pay is subject to Code section 409A, then, if the Participant is a “specified key employee” under Code section 409A, payments under paragraph (A) or (B) to such Participant shall be suspended and not made until the first day of the month next following the end of the six (6) month period following the Participant’s Termination of Employment, or, if earlier, upon the Participant’s death.
     3.6 Termination of Severance Pay. A Participant’s right to receive Severance Pay will terminate before the last scheduled payment upon the occurrence of any of the following events:
     (A) The Participant becomes employed by the Company or any Affiliate.
     (B) The Participant’s Release is declared invalid or the Participant revokes (or attempts to revoke) the Release or commences or is part of a legal or administrative action against the Company, any of its Affiliates, or the directors, officers or employees of any of them that is based on any claim waived under the Release. Upon the occurrence of any such event, the Participant shall, upon demand of the Administrator, repay to the Employer the full amount of Severance Pay he or she received, to the extent such amount would not have been payable under this Plan if the Participant had not executed the Release.
     (C) The Participant is in violation of a non-compete or confidentiality agreement with the Company or any Affiliate.
     3.7 Death of Participant. If a Participant dies prior to receiving all of the Severance Pay to which he or she is entitled, any remaining payments will be made to the Participant’s estate. If the Participant dies during the Premium Reimbursement Period while entitled to reimbursement of COBRA premiums pursuant to Section 3.2, COBRA premium reimbursement payments still owed (if any) will continue to be paid to the Participant’s estate.

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ARTICLE 4
Administration
     4.1 Administrator. The Company is the Administrator and Named Fiduciary of the Plan. The Senior Vice President, Human Resources of the Company will perform administrative duties on behalf of the Company and will have overall responsibility for administration of the Plan. The Senior Vice President, Human Resources may delegate to any person such administrative duties as he or she deems advisable and may revoke any such delegation at any time. Any delegation to a person who is not an Employee of the Company or an Affiliate will be in writing, and any delegation to an Employee of the Company or an Affiliate will terminate upon the termination of his or her employment. If the name of the position of Senior Vice President, Human Resources of the Company changes or the duties of such position are transferred to another position, such other position will be substituted for the Senior Vice President, Human Resources of the Company in this provision.
     4.2 Administrator’s Discretion. The Administrator has the discretionary power and authority to establish, modify or terminate Plan policies, rules or procedures, to interpret, construe, apply and enforce the terms of the Plan or any such Plan rules, polices or procedures whenever he or she deems necessary in its administration. Such discretion will include, without limitation, the discretionary power and authority to (A) determine whether an individual is a Qualified Employee, the amount of a Qualified Employee’s benefit and whether a Qualified Employee has satisfied applicable conditions or is subject to limitations and (B) remedy ambiguities, inconsistencies, omissions and erroneous benefit calculations. In exercising such discretionary power and authority, the Administrator will treat all individuals determined by the Administrator to be similarly situated in a uniform manner. All acts and decisions of the Administrator made in good faith are binding on all interested persons.
ARTICLE 5
Miscellaneous Provisions
     5.1 Right to Amend or Terminate the Plan. This Plan may be amended or terminated at any time by a written instrument that has been approved by the Board of Directors, and that has been signed by the Chief Executive Officer and the Senior Vice President, Human Resources of the Company. The amendment or termination of the Plan shall be effective as of the date specified in such instrument and may apply to any Qualified Employee or Participant, except that no amendment will be effective to reduce the total amount of Severance Pay payable to a Participant whose employment with the Company and all Affiliates terminated before the date the amendment is adopted. Any employee whose employment terminates on or after the effective date of the termination of the Plan will be ineligible for Severance Pay.
     5.2 Participation by Affiliate. Each Participating Employer is subject to the terms of this Plan, as amended by the Company.
     5.3 No Benefit Accrues. No employee of any Participating Employer will accrue any right to benefits under this Plan before satisfying all of the requirements for Plan benefits in effect at the termination of his or her employment. No Participant will accrue any right to continued benefits under this Plan unless he or she satisfies the conditions for eligibility as of the date each benefit installment becomes payable.

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     5.4 Indemnification. Each Participating Employer will indemnify and hold harmless, to the extent permitted by law, each of its directors, officers and employees against any and all liabilities, losses, costs and expenses (including legal fees) of every kind and nature that may be imposed on, incurred by or asserted against such person at any time by reason of such individual’s services at the request of the in connection with the Plan, but only if such individual did not act dishonestly or in bad faith or in willful violation of the law, regulation or Participating Employer by-law under which such liability, loss, cost or expense arises. The Company has the right, but not the obligation, to select counsel and control the defense and settlement of any action for which an individual may be entitled to indemnification under this provision.
     5.5 Specialist’s Assistance. The Administrator may retain such actuarial, accounting, legal, clerical and other services as may reasonably be required in the administration of the Plan, and may pay reasonable compensation for such services. All costs of administering the Plan will be paid by the Company.
     5.6 Benefits Claim Procedure. The claim and appeal review procedures set forth below will apply to this Plan.
     (A) The Participant (“Claimant”), must make a claim for benefits under the Plan with the Administrator. A claim for benefits must be made no later than 60 days following the Termination of Employment.
     (1) Within 30 days after receipt of a claim for benefits, the Administrator will render a written decision on the claim to the Claimant.
     (2) If the claim is denied, in whole or in part, the Administrator will send notification of the denial to the Claimant. Such notification will comply with the requirements set forth in Department of Labor regulation 2560.503-1(g).
     (B) Appeals of denied claims will be subject to the following procedures.
     (1) To appeal the denial, the Claimant or his or her representative must file a written request for review with the Administrator not later than 60 days after the Claimant receives the Administrator’s written decision on the claim.
     (2) The Claimant or his or her representative may submit written comments, documents, records, and other information relating to the claim for benefits to the Administrator for consideration by the Administrator without regard to whether such information was submitted or considered in the initial review determination.
     (3) The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits.
     (4) The Administrator will make a decision on review within 60 days of the receipt of the request for review and will provide the decision on review in writing to the Claimant.
     (5) If the denial is upheld in whole or part, the Administrator will notify the Claimant. The notification will include the reasons for the denial, the reference to the Plan provisions on which the denial is based and the Plan’s response to any additional information provided by the Claimant following the initial review determination.

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     (C) The 30- and 60-day periods during which the Administrator must respond to the Claimant, may be extended by up to an additional 30- or 60- days, respectively, if circumstances beyond the Administrator’s control so require and if notice of such extension is given to the Claimant. If the time for rendering a written decision on a claim is extended due to the Claimant’s failure to provide information necessary to decide the claim, the time period for making the determination will be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.
     (D) Any individual who fails to follow the claim and appeal procedure will be barred from asserting his or her claim in any judicial or administrative proceeding.
     5.7 Governing Law. This plan will be construed and administered according to the laws of the State of Minnesota to the extent that such laws are not pre-empted by the laws of the United States of America.
     5.8 Disputes. The United States District Court for the District of Minnesota is the exclusive proper venue for any action involving a dispute between any individual and any Affiliate, the Administrator or any other person relating to or arising from the Plan, and such court will have personal jurisdiction over any Qualified Employee named in the action. The law as stated and applied by the United States Court of Appeals for the Eighth Circuit or the United States District Court for the District of Minnesota will apply to and control all actions relating to the Plan brought against the Plan. No action relating to or arising from the Plan may be commenced against the Plan, the Plan Administrator or the Company more than six months following termination of the involved individual’s employment with an Affiliate or, if later, 90 days after the issuance of the Administrator’s final decision on the request for review of a denied claim under the Plan’s benefit claim procedure.
     5.9 Company Action. The Company’s decisions and actions pursuant to the Plan (other than those decisions which the Plan requires to be made by the Administrator when the Company is acting in that capacity) will be made or taken in the Company’s own interest, and the Company is not required to consider the interest of any Qualified Employee or other individual, it being intended that any such decision or action will be made or taken by the Company in its settlor capacity rather than in a fiduciary capacity.
     5.10 Status of Plan. Nothing contained in the Plan is to be construed as providing for assets to be held for the benefit of any Qualified Employee or any other person to whom benefits are to be paid pursuant to the terms of this Plan, the Qualified Employee’s or other person’s only interest under the Plan being the right to receive the benefits specified in this instrument. To the extent the Qualified Employee or any other person acquires a right to receive benefits under this Plan, such right is no greater than the right of any unsecured general creditor of the Company.
     5.11 No Assignment of Benefits. The benefits payable under the Plan and the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process.
     5.12 Withholding and Offsets. The Participating Employer retains the right to withhold from any benefit payment pursuant to the Plan any and all income, employment, excise and other taxes as the Participating Employer reasonably determines is necessary, and the Participating Employer Company may offset against amounts otherwise then distributable to any person under the Plan any amounts such person then owes the or any Affiliates.

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     5.13 Other Benefits. No amounts paid pursuant to the Plan constitute salary or compensation for the purpose of computing benefits under any other benefit plan, practice, policy or procedure of the Participating Employer that does not expressly provide otherwise.
     5.14 No Employment Rights Created. Neither the maintenance of nor participation in the Plan gives any employee a right to continued employment or limits the right of the Participating Employer to discharge, transfer, demote or modify the terms and conditions of employment or otherwise deal with any employee without regard to the effect such action might have on him or her with respect to the Plan.
     5.15 Successors. Except as otherwise expressly provided in the Plan, all obligations of the Participating Employer under the Plan are binding on any successor to the Participating Employer, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other transfer of all or substantially all of the business or assets of the Participating Employer.

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IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed on behalf of the Company as of the date written below.

AMERICAN MEDICAL SYSTEMS, INC.

Dated: February 12, 2010	By:	/s/ Anthony P. Bihl, III

Anthony P. Bihl, III
President and Chief Executive Officer

Dated: February 12, 2010	By:	/s/ Randall Ross

Randall Ross
Senior Vice President, Human Resources

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